Exhibit 10.14

March 25, 2018

Mr. Jarett Janik

Driftwood, Texas 78619

Via email: jjanik@msn.com

Dear Jarett:

I am delighted that you are interested in joining the talented team of people at E2open (the “Company”).

We are pleased to offer you regular, full-time employment in the position of Chief Financial Officer reporting to Michael Farlekas, CEO.

Upon your acceptance of our offer of employment, your first day of employment is expected to be on or about April 30, 2018.

Base Salary

You will receive an annual salary of $280,000 paid semi-monthly in the amount of $11,666.67 per pay period. Your salary will be payable in accordance with the Company’s standard payroll procedures (subject to required tax withholdings and other authorized deductions).

Annual Incentive Opportunity

You will be eligible to participate in the Executive incentive Plan at an annual bonus target of $140,000. This Plan is based upon achievement of corporate financial goals as set by the CEO. You will receive Plan details separately from Michael Farlekas upon hire.

Equity

We will recommend to the Board of Directors subsequent to your date of hire that you be granted an option to purchase time-vested unit options at a price equal to the fair market value per unit on the date of grant, as determined by the Company’s Board of Directors. The final amount of options will be determined by the Board of Directors, and is expected to be equivalent to 1,188,686 options. We will recommend that your options vest over four years as follows: 25% of the units shall vest at the end of your first full year of employment and l/36th of the units shall vest at the end of each calendar month thereafter.

The amount of award is not negotiable. Final authority and approval rests with the Board of Directors.

E2OPEN © 2018

CONFIDENTIAL

Employee Benefits

As a regular, full-time employee, you will be entitled to participate in employee benefit plans established by the Company, which shall include medical, dental, vision, life insurance and a 401(k) retirement savings plan with company match. With your position, you are eligible for unlimited time off in accordance with the Company’s Executive Out of Office policy.

At Will Employment

Your employment with the Company will be “at will,” meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without Cause. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

Employment Eligibility

This offer of employment is contingent upon the successful completion of the Company’s background and reference checks. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated. You will be required to sign the Company’s current form of Proprietary Information Agreement as a condition of your employment.

Severance

Although the Company expressly reserves the right to terminate your employment at any time, with or without cause or advance notice and for any reason, if your employment with the Company is terminated by the Company (other than for Cause, or as a result of your death or permanent disability), the Company will continue to pay you your base salary as in effect at the time of termination for the six (6) month period following the date of such termination, payable in substantially equal installments in accordance with the Company’s regular payroll practices beginning with the first regular payroll date following your last date of employment; provided, however, in the event that any regular payroll date occurs prior to the effective date of the release of claims required in the next paragraph, any amount that would otherwise have been payable under this paragraph shall be deferred and paid together with the regular salary installment on the first regular payroll date following such effective date (the “Severance Benefits”).

Notwithstanding any provision herein to the contrary, the payment of the Severance Benefits shall be conditioned upon (A) your execution, delivery to the Company, and non-revocation of a general release in favor of the Company and its affiliates (in a form satisfactory to the Company) within twenty one (21) days (or in the event that such termination is “in connection with an exit incentive or other employment termination program”), forty-five (45) days following the date of termination and your non revocation of such release during the applicable revocation period, and (B) your continued compliance with the terms of the Proprietary information Agreement (referenced below). If your date of termination and the last day of the applicable revocation period could fall in two separate taxable years, regardless of when you actually execute the release, payments will not commence until the later taxable year. Each installment described in this paragraph (and all other payments to be made in installments as a result of this letter) shall be deemed to be a separate payment for purposes of Section 409A of the Internal Revenue Code of 1986, as the same may be amended from time to time. The Severance Benefits are your sole and exclusive remedy if your employment with the Company is terminated by the Company (other than for Cause, or by reasons of your death or disability) and shall immediately cease should you fail to comply with the terms of the Proprietary Information Agreement.

E2OPEN © 2018

CONFIDENTIAL

For purposes of this letter, “Cause” means (i) your material act or acts of personal dishonesty taken in connection with your responsibilities as an employee; (ii) your gross negligence or willful misconduct in respect of your performance of your duties to the Company, (iii) your engagement in conduct that results, or could be reasonably expected to result, in material injury to the reputation or business of the Company of any of its affiliates (collectively, the “Company Group”), (iv) your misappropriation of the assets or business opportunities of the Company of any other member of the Company Group; (v) act or acts of embezzlement or fraud committed by you, or at your direction, or with your prior personal knowledge; (vi) your conviction by a court of competent jurisdiction of, or pleading “guilty” or “no contest” to, (x) a felony, or (y) any other criminal charge (other than minor traffic violations) that has, or could be reasonably expected to have, a material adverse impact on the performance of your duties to the Company, or that results, or could reasonably be expected to result, in a material injury to the reputation or business of the Company or any member of the Company Group; (vii) your habitual or repeated neglect of, or failure to perform, your duties to the Company or any other member of the company Group; or (viii) your breach of any material provisions of this letter or the Proprietary Information Agreement or material breach of any of the Company Group’s written code of conduct, code of ethics or any other material written policy or fiduciary duty or responsibility to the Company Group. Any Cause termination will be effective upon written notice: provided, however, that with respect to any Cause termination relying on clauses (i), (ii), (iii) or (vii) above, if the event giving rise to Cause is subject to cure, the Company will be required to provide fifteen (15) days’ advance written notice and such termination will not be effective if you have cured the Cause event within such fifteen (15) day notice period. If, within ninety (90) days subsequent to your termination for any reason other than by the Company for Cause, the Board after investigation determines that your employment could have been terminated for Cause, your employment will be deemed to have been terminated for Cause for all purposes under this letter, and you will be required to disgorge to the company all amounts received by your pursuant to this letter or otherwise on account of such termination that would not have been payable to you had such termination been by the Company for Cause.

Other

To indicate your acceptance of the Company’s offer, please sign and date this offer of employment in the space provided below and return a copy of this letter to my attention. This offer of employment letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company. By signing below you represent and warrant to the Company that you are not subject to any employment or other restrictive agreement or any similar document with any current or former employer or business with which you have been associated for which your employment by the Company and the provision of services in the capacity contemplated in your position would be a breach, or under which you are required to assign any invention, patent, copyright, or other work of authorship created, conceived, or first reduced to practice during any period of time which extends through or beyond the date of this offer of employment.

This offer of employment is the full and complete offer by the Company to you. Any contrary representations (whether written or oral) which may have been made to you are expressly cancelled and superseded by this offer of employment.

E2OPEN © 2018

CONFIDENTIAL

This offer of employment will terminate if not accepted, signed and returned by close of business on March 25, 2018 unless the Company agrees to employ your services after such expiration date.

Jarett, I am excited about working together and making E2open a major success for all employees.

Sincerely,

E2Open, LLC

/s/ Deborah Smith
Deborah Smith
Sr. Vice President, Human Resources

Acknowledged, Accepted and Agreed:

/s/ Jarett Janik	3-25-2018
Jarett Janik	Date

E2OPEN © 2018

CONFIDENTIAL

4